EXHIBIT 99.1 – Press release

For Release Before Market Opens
October 6, 2011

Peoples Educational Holdings, Inc. Reports Fiscal First Quarter Results

Saddle Brook, New Jersey, October 6, 2011 – Peoples Educational Holdings, Inc. (NASDAQ: PEDH), a leading provider of supplemental educational material for the K-12 school market, today announced its financial results for the three months ending August 31, 2011.

Brian Beckwith, President and CEO, commented on the results. “Our overall revenue for the quarter was down 8% from the prior year. Our Testing, Assessment and Instruction product group revenue decreased on a year-over-year basis, primarily because of a decline in revenue generated out of Texas. Texas is currently transitioning to new standards and tests. Although this change has had a short-term impact on our revenue, it creates future opportunities as educators are in need of products supporting these new standards and tests.  We are in the process of releasing new and revised product in Texas and expect revenue to rebound over the next three quarters. Revenue from our Literacy product group, the smallest of our three product groups, was significantly off compared to the prior year due to a decline in federal funding (primarily ARRA) and increased competition. College Preparation revenue was relatively flat compared to prior year.  Net Income for the period was $871,000 compared to $1.1 million in the prior year as we continue to contain costs, and Non-GAAP net income increased $250,000 for the quarter to $1.2 million. We continue to be encouraged by the favorable market response to our common core products, and are excited about the recent release of our new digital products Measuring Up Insight™ and Measuring Up My Quest™. These products present timely Internet-delivered solutions that meet the needs of the students and teachers by providing engaging state-customized and common core content for assessment, practice, and instruction.”

Financial Results for the Three Months Ended August 31, 2011

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Total revenue for the quarter ending August 31, 2011 was $12.1 million, compared to $13.1 million during the same period in the prior year. Test Preparation, Assessment, and Instruction product group revenue was $4.5 million, compared to $5.1 million in the prior year. College Preparation revenue was $7.1 million, compared to $7.2 million in the prior year. Literacy revenue was $403,000, compared to $850,000 in the prior year.

•
Selling and marketing expenses for the quarter declined from $2.2 million and 17.0% of revenue in the prior year, to $1.9 million and 15.8% of revenue.  The decrease is due to lower commission expense as a result of lower revenue, a decline in sample expense, and the timing of various promotional campaigns.

•	General and administrative expenses were $1.1 million, a decline of 7.7% from the prior year.

•	Net income for the quarter was $871,000 ($0.20 per basic share), compared to $1.1 million ($0.24 per basic share) in the prior year.

•
Non-GAAP net income, which excludes nonrecurring costs and adjusts for the difference between prepublication expenditures and amortization, increased $250,000 for the quarter to $1.2 million (see Exhibit 1).

•
Free cash flow (cash provided by operating activities reduced by expenditures for prepublication costs, equipment, and intangibles, see Exhibit 2) for the quarter was $1.1 million, compared to $2.9 million in the prior year.

Business Outlook

Looking ahead to fiscal year ending May 31, 2012, Mr. Beckwith comments, “We expect to resume revenue growth across all product groups for the balance of the year while focusing on continued improvements in profitability. We are projecting full year revenue to be between $30 million and $32 million, net income to be at a breakeven level, Non-GAAP net income to be between $400,000 and $600,000, and free cash flow to be between $1.4 to $1.6 million.”

Use of Non-GAAP Financial Measures

Some of the measures in this press release are Non-GAAP financial measures within the meaning of SEC Regulation G. We believe that presenting Non-GAAP net income and Non-GAAP earnings per share and Free Cash Flow are useful to investors because they describe our operating performance and help gauge our ability to generate cash flow. We use these Non-GAAP measures as important indicators of our past performance and to plan and forecast performance in future periods. The Non-GAAP financial information presented may not be comparable to similarly titled financial measures used by other companies, and investors should not consider Non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.

Conference Call

We have scheduled a conference call today, October 6, 2011, at 11:00 A.M. Eastern Time. The call will be hosted by Brian Beckwith, President and Chief Executive Officer, and Michael DeMarco, Executive Vice President and Chief Financial Officer. A slide presentation highlighting points discussed in our conference call will also be available prior to the conference call through the investor relations section of our web site at www.peopleseducation.com.

Live Conference Call

Thursday, October 6, 2011 at 11:00am Eastern Time

US:	800-638-4930
International:	+1-617-614-3944
Participant Passcode:	34921295

Live Audio Webcast:	http://phx.corporate-ir.net/playerlink.zhtml?c=184416&s=wm&e=4191662

Webcast Replay (available approximately two hours after conference call ends through October 6, 2012)
http://phx.corporate-ir.net/playerlink.zhtml?c=184416&s=wm&e=4191662

Dial-in Audio Replay (available approximately two hours after conference call ends through October 13, 2011)

Dial	888-286-8010
International:	+1-617-801-6888
Passcode:	28002124

About Peoples Educational Holdings, Inc.

Peoples Educational Holdings, Inc., is a publisher and marketer of print and digital educational materials for the K-12 school market. The Company focuses its efforts in three market areas:

Test Preparation, Assessment, and Instruction
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Test Preparation and Assessment: We create and sell state-customized, print and digital, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests for grades 1-12.

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Instruction: We produce and sell proprietary state-customized print worktexts and print and web-based delivered assessments for grades 1-8. These products provide students with in-depth instruction and practice in reading, language arts, and mathematics. In addition, our backlist remedial and multicultural products are included in this group.

Literacy
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We distribute supplemental literacy materials for grades K-8. These materials include an extensive selection of leveled reading materials, high interest engaging resources for striving readers, series that integrate reading, science and social studies, and selections and strategies for students who are in the process of learning English.

College Preparation
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We distribute and publish instructional materials that meet the required academic standards for high school honors, college preparation, and Advanced Placement courses. We are the exclusive high school distributor for two major college publishers. We also publish our own proprietary college preparation supplements and ancillary materials.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in section 21E of the Securities Exchange Act of 1934) regarding the Company and its markets. These forward-looking statements involve a number of risks and uncertainties, including (1) changes in demand from customers, (2) changes in product or customer mix or revenues and in the level of operating expenses, (3) rapidly changing technologies and the Company's ability to respond thereto, (4) the impact of competitive products and pricing, (5) federal, state and local levels of educational spending, (6) the Company’s ability to retain qualified personnel, (7) the Company’s ability to retain its distribution agreements in the College Preparation and Literacy markets, (8) the sufficiency of the Company’s copyright protection, and (9) the Company’s ability to continue to rely on the services of a third-party warehouse, and other factors as discussed in the Company’s filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.

Contact:

Peoples Education, Inc., Saddle Brook, NJ 07663
Press Contact: Victoria Kiely
Phone: 201-712-0090 ext. 215
investorrelations@peoplesed.com

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (AUDITED)
(In Thousands-Except Share Data)	UNAUDITED		UNAUDITED
	August 31, 2011	May 31, 2011	August 31, 2010
ASSETS
Current Assets
Cash and Cash Equivalents	$30	$18	$209
Accounts Receivable, Net of Allowances for
Doubtful Accounts and Returns	4,022	2,745	5,728
Inventory, Net	3,059	3,196	3,565
Prepaid Expenses and Other	326	322	309
Prepaid Marketing Expenses	573	505	788
Deferred Income Taxes	654	1,136	692
Total Current Assets	8,664	7,922	11,291
Equipment - At Cost, Less Accumulated Depreciation
of $2,517, $2,515 and $2,486, respectively	324	314	236
Other Assets
Deferred Prepublication Costs, Net	11,757	12,269	13,064
Deferred Income Taxes	472	501	-
Trademarks, Net	255	255	224
Prepaid Expenses and Other	97	108	149
Total Other Assets	12,581	13,133	13,437
Total Assets	$21,569	$21,369	$24,964

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current Maturities of Long Term Obligations	$2,000	$2,000	$2,000
Accounts Payable	4,695	4,340	8,857
Accrued Compensation	409	394	346
Other Accrued Expenses	496	520	585
Deferred Revenue	448	438	441
Total Current Liabilities	8,048	7,692	12,229
Long Term Obligations, Less Current Maturities	7,165	8,234	5,845
Total Liabilities	15,213	15,926	18,074
Commitments and Contingencies
Stockholders' Equity
Preferred Stock, authorized 1,500,000 shares; none issued	-	-	-
Common Stock, $0.02 par value; authorized 8,500,000 shares;
issued, 4,481,434 as of August 31, 2011, May 31, 2011 and August 31, 2010	90	90	90
Additional Paid In Capital	8,347	8,305	8,154
Accumulated Deficit	(2,017)	(2,888)	(1,290)
Treasury Stock, 16,232 shares, at cost	(64)	(64)	(64)
Total Stockholders' Equity	6,356	5,443	6,890
Total Liabilities and Stockholders' Equity	$21,569	$21,369	$24,964

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands- Except Share Data)
	Three Months Ended
	August 31,
	2011	2010
	(Unaudited)	(Unaudited)

Revenue, Net	$12,051	$13,148

Cost of Revenue
Direct Costs	6,223	6,666
Prepublication Cost Amortization	1,367	1,294
Total	7,590	7,960

Gross Profit	4,461	5,188

Selling, General and Administrative Expenses	2,995	3,409

Income from Operations	1,466	1,779

Other Expenses, Net	13	8
Interest Expense	70	101
Total	83	109

Income Before Income Taxes	1,383	1,670

Income Tax Expense	512	618

Net Income	$871	$1,052

Net Income per Common Share
Basic	$0.20	$0.24
Diluted	$0.19	$0.24

Weighted-average Number of Common Shares Outstanding
Basic	4,465	4,464
Diluted	4,471	4,464

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (AUDITED)
(In Thousands)
	Three Months Ended
	August 31,
	2011	2010
Cash Flows From Operating Activities
Net Income	$871	$1,052
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities
Depreciation	35	42
Amortization of Prepublication Costs and Trademarks	1,371	1,301
Stock-Based Compensation	41	30
Market Value Adjustment of Interest Rate Swap	(5)	23
Deferred Income Taxes	512	618
Changes in Assets and Liabilities
Accounts Receivable	(1,277)	(2,738)
Inventory	137	26
Prepaid Expenses and Other	7	(27)
Prepaid Marketing Expenses	(68)	(146)
Accounts Payable and Accrued Expenses	346	4,204
Deferred Revenue	10	37
Net Cash Provided By Operating Activities	1,980	4,422

Cash Flows From Investing Activities
Purchases of Equipment	(46)	(29)
Expenditures for Intangibles	(3)	(42)
Expenditures for Prepublication Costs	(855)	(1,494)
Net Cash Used In Investing Activities	(904)	(1,565)

Cash Flows From Financing Activities
Net Payments Under Line of Credit	(564)	(2,262)
Exercise of Stock Options	-	4
Principal Payments On Long Term Debt	(500)	(500)
Net Cash Used In Financing Activities	(1,064)	(2,758)

Net Increase in Cash and Cash Equivalents	12	99

Cash and Cash Equivalents
Beginning of Period	18	110
End of Period	$30	$209

Supplemental Cash Flow Information
Cash Payments for:
Interest	$74	$66

Exhibit 1

Reconciliation of Net Income to Non-GAAP Adjusted Net Income

(In Thousands - Except Share Data)
	Three Months Ended
	8/31/2011	8/31/2010
Net Income	$871	$1,052

Amortization of Prepublications Costs	1,367	1,294
Cash Expenditures for Prepublication Costs	(855)	(1,494)
Market Value Adjustment of Interest Rate Swap	(5)	23
Adjusted Income Tax Expense (Benefit)	(188)	65
Non-GAAP Net Income	$1,190	$940

Basic Weighted Shares Outstanding	4,465	4,464

Non-GAAP Earnings Per Share	$0.27	$0.21

Exhibit 2

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(In Thousands)
	Three Months Ended
	8/31/2011	8/31/2010
Net Cash Provided by Operating Activities	$1,980	$4,422
Cash Expenditures for Equipment and Intangibles	(49)	(71)
Cash Expenditures for Prepublication Costs	(855)	(1,494)
Free Cash Flow	$1,076	$2,857